Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

OCC - Q3 2011 Optical Cable Corp Earnings Conference Call

Event Date/Time: Sep 12, 2011 / 10:00AM ET

CORPORATE PARTICIPANTS

Andrew Siegel

Joele Frank, Wilkinson Brimmer Katcher - IR

Neil Wilkin

Optical Cable Corporation - Chairman, President & CEO

Tracy Smith

Optical Cable Corporation - SVP & CFO

PRESENTATION

Operator

Good morning. My name is Melissa and I will be your conference operator today. At this time I would like to welcome everyone to the Optical Cable Corporation third quarter 2011 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. (Operator Instructions). Mr. Siegel, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you. Good morning and thank you all for participating in Optical Cable Corporation’s third quarter fiscal year 2011 conference call. By this time, everyone should have a copy of the earnings press release. If you don’t have it, please visit occfiber.com for a copy.

On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC. Before we begin, I would like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors referenced in the “forward-looking statements” section of this morning’s press release. These cautionary statements apply to the contents of the Internet Webcast on occfiber.com as well as today’s call.

Now I will turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Andrew. Good morning, everyone. Joining me today on the call at OCC’s Roanoke, Virginia corporate headquarters is Tracy Smith, our Senior Vice President and Chief Financial Officer.

I would like to begin the call today with a few opening remarks. Tracy will then review the third quarter results for the three-month and nine-month periods ended July 31, 2011 in more detail. After Tracy’s remarks, we will answer as many of your questions as we can. I would like to note that during the Q&A session, as we normally do, we will only take questions from analysts and institutional investors.

As a reminder, we do offer shareholders the opportunity to submit questions in advance of our earnings call, which we have done today. Instructions regarding such submissions are included in our press release announcing the date and time of our earnings call.

As we moved into the second half of our fiscal year, we built on the positive momentum generated during the first two quarters of the fiscal year. OCC achieved consolidated net sales of $18.8 million during the third quarter of fiscal 2011, almost matching our previous record for the highest quarterly net sales in the Company’s history. We were less than $5,000 shy of the record set in the third quarter of fiscal 2010.

As Tracy will discuss in more detail, we achieved increases in both net sales and gross profit for the nine months ended July 31, 2011, compared to the same period last year, while continuing to control our costs. More specifically, we increased net sales by 9.4% and gross profit [sic] by 13.8%, while holding SG&A expense to an increase of less than one half of one percent, again referring to the 9[sic] months ended July 31, 2011.

We are currently forecasting that our consolidated net sales for fiscal year 2011 will be the highest in the Company’s history. And, we have a number of initiatives underway that we believe will enable us to grow sales and earnings during the remainder of fiscal 2011 despite the current lackluster economic outlook. Furthermore, we look forward to continuing to provide tangible returns to shareholders in the form of our quarterly dividend.

I would like to conclude my opening remarks by saying that we believe OCC’s shares represent a strong long-term value proposition for investors. OCC is strategically well positioned in its markets; enjoys a strong, clean balance sheet; and has a business model with growth opportunities and significant operating leverage—facts that we do not believe are appropriately reflected in our current share price.

And with that, I will turn the call over to Tracy Smith, our CFO, who will review some of the specifics regarding our third quarter of fiscal year 2011 financial results.

Tracy Smith - Optical Cable Corporation - SVP & CFO

Thanks, Neil. Consolidated net sales for each of the third quarters of fiscal years 2011 and 2010 were $18.8 million. Sequentially, net sales for the third quarter of fiscal 2011 increased 9.3% compared to net sales of $17.2 million during the second quarter of fiscal 2011.

Net sales to customers located in the United States increased 12.3% in the third quarter of fiscal year 2011 compared to the same period last year, while net sales to customers located outside of the United States decreased 27.3%.

Consolidated net sales for the first nine months of fiscal year 2011 increased 9.4% to $53.7 million, compared to net sales of $49 million for the same period last year. The increase in net sales during the first nine months of fiscal year 2011, when compared to the same period last year primarily reflects notable increases in our specialty markets.

Net sales to customers located in the United States increased 15.8% in the first nine months of fiscal year 2011, compared to the same period last year, while net sales to customers located outside of the United States decreased 6.6%.

Gross profit decreased 4.4% to $6.5 million in the third quarter of fiscal year 2011, compared to $6.8 million for the third quarter of fiscal year 2010. Gross profit margin, or gross profit as a percentage of net sales, decreased to 34.7% in the third quarter of fiscal year 2011 from 36.2% in the third quarter of fiscal year 2010.

Gross profit increased 13.8% to $18.9 million in the first nine months of fiscal year 2011, compared to $16.6 million for the same period last year. Gross profit margin increased to 35.2% in the first nine months of fiscal year 2011 from 33.8% for the same period in fiscal 2010.

Our gross profit margins for our product lines tend to be higher when we achieve higher net sales levels of those product lines, as we did during the nine-month period ended July 31, 2011, as certain fixed manufacturing costs are spread over higher sales volume.

SG&A expenses increased 3.8% to $6.2 million in the third quarter of fiscal year 2011 from $6 million for the same period last year. SG&A expenses as a percentage of net sales were 33.2% in the third quarter of fiscal year 2011, compared to 31.9% in the third quarter of fiscal year 2010. Approximately half of the increase in SG&A expenses during the quarter related to an increase in shipping costs.

For the first nine months of fiscal 2011, SG&A expenses increased less than one half of one percent to $18.3 million, compared to $18.2 million for the same period last year. SG&A expenses as a percentage of net sales were 34.1% for the nine months ended July 31, 2011, compared to 37.2% for the same period in fiscal year 2010.

For the third quarter of fiscal year 2011, we reported net income attributable to OCC of $118,000, or $0.02 per basic and diluted share, compared to $575,000, or $0.09 per basic and diluted share, for the third quarter of fiscal year 2010.

For the first nine months of fiscal year 2011, we reported net income attributable to OCC of $430,000, or $0.07 per basic and diluted share, compared to a net loss attributable to OCC of $7.2 million, or $1.21 per share, for the same period last year.

As a reminder, the non-recurring impairment charge of $6.2 million to write-off goodwill associated with the AOS acquisition significantly impacted our results for the first nine months of fiscal year 2010.

During the third quarter of fiscal 2011, we entered into a binding letter of renewal with SunTrust Bank, extending the maturity date of our revolving credit facility from May 31, 2012 to May 31, 2013. As of July 31, 2011, we had borrowings on our revolving credit facility of $1 million and a total of $5 million in available credit.

With that, I will turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now we are happy to answer as many of your questions as we can. Operator, if you could please indicate the instructions for our participants to call in their questions I would appreciate it.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). At this time there are no questions. I will turn the call back to Mr. Wilkin for closing remarks.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Andrew, were there any questions submitted by shareholders?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

No, Neil, there were no questions submitted by shareholders in advance of the call this morning.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. I want to thank everyone for joining us today. And we appreciate your time and interest in Optical Cable Corporation, and look forward to a successful remaining portion of 2011 and continuing onto 2012. Thank you.

Operator

Thank you for participating in today’s conference call. You may now disconnect.